Exhibit 99.1

JCPENNEY ADOPTS SHORT-TERM
STOCKHOLDER RIGHTS PLAN

PLANO, Texas (Oct. 18, 2010) – J. C. Penney Company, Inc. (NYSE: JCP) announced today that its Board of Directors has adopted a Stockholder Protection Rights Agreement (“Rights Plan”) and declared a dividend of one right on each outstanding share of the Company’s common stock.

The Company’s Board of Directors is committed to acting in the best interests of all its stockholders. The Board adopted the Rights Plan, which has a term of one year, to promote fair and equal treatment of JCPenney’s stockholders in connection with any initiative to acquire control of the Company and in light of recent rapid accumulations of a significant percentage of the Company’s outstanding common stock.

Each right entitles the holder to purchase a fraction of a share of JCPenney participating preferred stock having economic and voting terms similar to the Company’s common stock at an exercise price of $130.00 per right.  Under the Rights Plan, the rights become exercisable if any person or group acquires 10 percent or more of JCPenney’s common stock or, in the case of any person or group that currently owns 10 percent or more of the common stock, upon the acquisition of additional shares by such person or group.  Until the rights become exercisable, they will not be evidenced by separate certificates and will trade automatically with shares of the Company’s common stock. The rights will expire on Oct. 14, 2011.

Barclays Capital Inc. and Goldman, Sachs & Co. are serving as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to the Company.

For further information, contact:

Media Relations
Darcie Brossart: 972-431-3400 or jcpcorpcomm@jcpenney.com

Investor Relations
Kristin Hays: 972-431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney
JCPenney, one of America's leading retailers, operates over 1,100 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com. Serving more than half of America’s families each year, JCPenney offers a wide array of private, exclusive and national brands which reflect the Company’s vision to be America’s shopping destination for discovering great styles at compelling prices. Traded as “JCP” on the New York Stock Exchange, the $17.6 billion retailer is transforming its organization to support its Long Range Plan strategies to build a sustainable, profitable enterprise that serves its customers, engages its associates and rewards its shareholders.  For more information, visit www.jcpenney.net.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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